Exhibit 99.1

Contact: Charity Frantz
July 13, 2016	570-724-0225
charityf@cnbankpa.com

C&N Announces SECOND QUARTER 2016 UNAUDITED Financial RESULTS

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (C&N) announced its unaudited, consolidated financial results for the three-month and six-month periods ended June 30, 2016.

Second quarter 2016 net income was $0.32 per basic and diluted share, as compared to $0.29 in the first quarter 2016 and $0.36 in the second quarter 2015. For the six months ended June 30, 2016, net income per basic and diluted share was $0.61 as compared to $0.67 per basic and diluted share for the first six months of 2015. The return on average assets for the first six months of 2016 was 1.22%, and the return on average equity was 7.94%. Highlights related to C&N’s earnings results for the comparative periods are as follows:

Second Quarter 2016 as Compared to First Quarter 2016

•	Net interest income was $9,999,000 in the second quarter 2016 as compared to $10,033,000 in the first quarter 2016. The net interest margin declined to 3.76% in the second quarter 2016 from 3.81% in the first quarter, mainly due to a reduction in yield on available-for-sale securities. The reduction in yield on securities reflects the impact of pay-offs received over approximately the past nine months of several municipal bonds that were purchased several years ago when market interest yields were higher. Relatedly, the net interest margin in the first quarter was enhanced 0.02% by accretion on three municipal bonds that were called.

•	The provision for loan losses was $318,000 in the second quarter 2016, down slightly from $368,000 in the first quarter. The second quarter 2016 provision included the impact of increasing the allowance for loan losses by $268,000 at June 30, 2016 as compared to the end of the first quarter, reflecting growth in outstanding loans and the use of slightly higher qualitative factors to estimate the required allowance.

•	Noninterest revenue of $3,906,000 in the second quarter 2016 was higher than the first quarter total by $216,000 (5.9%). The increase included seasonal increases in net gains from sales of residential mortgage loans of $127,000 and Trust and Financial Management revenue of $107,000. Within noninterest revenue, other operating income of $394,000 was $70,000 lower in the second quarter 2016 as compared to the first quarter, reflecting a lower amount of benefits realized from tax credits. Also within noninterest revenue, the fair value of mortgage servicing rights decreased $108,000 in the second quarter 2016 as compared to a decrease in fair value of $71,000 in the first quarter. The decreases in fair value in each of the first two quarters of 2016 resulted mainly from changes in prepayment assumptions driven by market expectations of lower interest rates.

•	Realized gains from sales of securities totaled $122,000 in the second quarter 2016 as compared to $383,000 in the first quarter.

•	Noninterest expenses, excluding loss on prepayment of borrowings, totaled $8,535,000 in the second quarter 2016, down $537,000 (5.9%) from the first quarter. Pensions and other employee benefits expense decreased $435,000 in the second quarter 2016 as compared to the first quarter, reflecting: (1) a reduction in employee health care expense of $282,000 due to more favorable claims experience from the partially self-insured plan, and (2) a reduction in payroll taxes and other payroll-related expenses that are typically highest in the first quarter of each year. Other operating expense decreased $126,000, including a reduction in charitable donations of $138,000. A substantial portion of the first quarter 2016 donations resulted in tax credits to be applied against 2016 state taxes.

1

Second Quarter 2016 as Compared to Second Quarter 2015

•	Net interest income was lower by $11,000, or 0.1%, in the second quarter 2016 as compared to the second quarter 2015. The net interest margin for the second quarter 2016 was 0.07% higher than in the second quarter 2015 due to a lower cost of borrowed funds and a more favorable mix of earning assets. The average balance of total borrowed funds was $61,874,000 at an average interest rate of 2.62% in the second quarter 2016, down from average borrowings of $78,396,000 at an average interest rate of 3.57% in the second quarter 2015. The reduction in amount and average rate on borrowed funds reflects the impact of prepayments in the second and fourth quarters of 2015 of a long-term borrowing with an interest rate of 4.265%. Average total loans outstanding were higher by $70.7 million (11.0%) in the second quarter 2016 as compared to the second quarter 2015, while average total available-for-sale securities were lower by $99.9 million. The average balance of earning assets fell $26.5 million, reflecting a reduction in funding available for investment, as average total deposits decreased $12.5 million (1.3%).

•	The second quarter 2016 provision for loan losses was $97,000 higher than the comparative second quarter 2015 amount. As noted above, the provision in the most recent quarter included the impact of increasing the allowance for loan losses for the effects of loan growth and slight increases in qualitative factor percentages used in determining the collectively evaluated portion of the allowance.

•	Noninterest revenue in the second quarter 2016 was lower by $56,000 (1.4%) than the second quarter 2015 amount. Service charges on deposit accounts were $141,000 (10.8%) lower, reflecting a reduced volume of consumer overdrafts, and the decrease in fair value of mortgage servicing rights (discussed above) of $108,000 in the second quarter 2016 compared to a $33,000 decrease in the second quarter 2015. Net gains from sales of loans in the second quarter 2016 exceeded the corresponding second quarter 2015 amount by $112,000, or 61.2%, reflecting higher volume of sales. Other operating income was $82,000 higher in the second quarter 2016 as compared to the second quarter 2015, including increases in dividend income from Federal Home Loan Bank of Pittsburgh stock and in revenue from redemption of tax credits.

•	Realized gains from securities totaled $122,000 in the second quarter 2016. In comparison, in the second quarter 2015, C&N generated gains from sales of securities totaling $932,000, and also incurred a loss from prepayment of borrowings totaling $910,000. In the second quarter 2015, C&N prepaid principal of $10 million on a long-term borrowing (repurchase agreement) with an interest rate of 4.265%.

•	Noninterest expenses, excluding loss on prepayment of borrowings, in the second quarter 2016 exceeded the second quarter 2015 amount by $571,000 (7.2%). Salaries and wages expense increased $310,000 (8.6%), reflecting an increase in number of employees, including new positions established for lending, lending support, information technology, training, human resources and marketing functions. Professional fees expense increased $142,000 in the second quarter 2016 over the second quarter 2015 amount, including increases related to employee sales and service training, information technology, marketing and outsourced commercial loan credit review.

Six-Month Periods Ended June 30, 2016 and 2015

•	For the first six months of 2016, net interest income was $72,000, or 0.4%, higher than the comparable total for the first six months of 2015. Consistent with the trends described above, the net interest margin was 0.08% higher than the margin for the first six months of 2015, reflecting a lower cost of borrowed funds resulting from prepayment in 2015 of a long-term borrowing and a more favorable mix of earning assets. The average balance of total borrowed funds was $68,141,000 at an average interest rate of 2.44% for the first six months of 2016, down from average borrowings of $78,715,000 at an average interest rate of 3.65% in the first six months of 2015. Average total loans outstanding were higher by $73.9 million (11.7%) in the first six months of 2016 as compared to the first six months of 2015, while average total available-for-sale securities were lower by $97.2 million. The average balance of earning assets fell $25.1 million, reflecting a reduction in funding available for investment, as average total deposits decreased $17.0 million (1.7%).

2

•	The provision for loan losses for the six months ended June 30, 2016 exceeded the corresponding amount for the first six months of 2015 by $462,000. The provision in 2016 included the impact of increasing the allowance for loan losses for the effects of loan growth and slight increases in net charge-off experience and qualitative factors used in determining the collectively evaluated portion of the allowance. In comparison, the provision in 2015 also reflected the effects of loan growth, but the qualitative factors used in determining a portion of the collectively determined allowance for loan allowances were slightly decreased during the period.

•	Noninterest revenue increased $78,000 (1.0%) in the first six months of 2016 as compared to the total for the first six months of 2015. Net gains from sales of loans increased $133,000, or 40.3%, reflecting higher volume of sales. Other operating income increased $99,000, mainly due to an increase in revenue from redemption of tax credits. Brokerage revenue decreased $72,000, as the volume of sales of annuities declined.

•	In the first six months of 2016, realized gains from securities totaled $505,000, including gains from sales of bank stocks of $277,000. In the first six months of 2015, C&N generated gains from sales of securities totaling $1,006,000, including gains from sales of bank stocks of $476,000, and also incurred the loss from prepayment of a borrowing described above totaling $910,000.

•	Noninterest expenses, excluding loss on prepayment of borrowings, in the first six months of 2016 exceeded the amount for the first six months of 2015 by $1,110,000 (6.7%). Salaries and wages expense increased $710,000 (10.0%). As described above, several new positions were established in the latter portion of 2015 and early 2016. Professional fees expense increased $275,000, including increases related to employee sales and service training, information technology, marketing and outsourced commercial loan credit review.

Other Information:

Changes in other unaudited financial information are as follows:

•	Total assets amounted to $1,231,018,000 at June 30, 2016, as compared to $1,216,544,000 at March 31, 2016 and $1,255,722,000 at June 30, 2015.

•	Net loans outstanding (excluding mortgage loans held for sale) were $719,913,000 at June 30, 2016, up from $693,994,000 at March 31, 2016 and up 9.7% from $656,518,000 at June 30, 2015. In comparing outstanding balances at June 30, 2016 and 2015, total residential mortgage loans increased $23.4 million, or 6.2%, and total commercial loans increased $38.6 million, or 13.9%. At June 30, 2016, the outstanding balance of commercial loan participations with other financial entities was $35.9 million, an increase of $25.6 million over the corresponding balance at June 30, 2015.

•	The outstanding balance of residential mortgages originated by C&N and sold to third parties, with servicing retained, totaled $156,417,000 at June 30, 2016, up from $153,778,000 at March 31, 2016 and $151,132,000 at June 30, 2015.

•	Total nonperforming assets as a percentage of assets was 1.40% at June 30, 2016 as compared to 1.36% at March 31, 2016 and 1.26% at June 30, 2015. Total outstanding loans 90 days or more past due and still accruing interest increased to $4,654,000 at June 30, 2016 from $3,957,000 at March 31, 2016 and $2,529,000 at June 30, 2015. At June 30, 2016, there were several residential mortgage loans that were more than 90 days past due but were deemed by management to be well secured and in the process of collection.

3

•	Deposits and repo sweep accounts totaled $973,612,000 at June 30, 2016, up from $962,989,000 at March 31, 2016 but down 1.0% from $983,255,000 at June 30, 2015. The reduction in total deposits and repo sweeps at June 30, 2016 as compared to June 30, 2015 includes a reduction of $10.0 million in time deposits (mainly certificates of deposit and IRAs).

•	Total shareholders’ equity was $190,530,000 at June 30, 2016 as compared to $188,310,000 at March 31, 2016 and $186,973,000 at June 30, 2015. Tangible common equity as a percentage of tangible assets was 14.65% at June 30, 2016, up from 14.07% a year earlier. In the second quarter 2016, 32,950 shares of common stock were repurchased at an average cost of $19.82 per share for a total cost of $653,000, completing the repurchases of shares authorized by the Board of Directors under the program announced in July 2014. In April 2016, the Board announced a new common stock repurchase program for the acquisition of up to 600,000 shares. There were no repurchases of stock under the new program in the second quarter 2016.

•	Assets under management by C&N’s Trust and Financial Management Group amounted to $847,280,000 at June 30, 2016, up from $826,470,000 at March 31, 2016, and up 1.6% from $833,762,000 a year earlier.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania and in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

4